UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2013

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
Termination of Credit Facility
On July 10, 2013, the Company provided notice to Barclays Bank PLC, as Administrative Agent, that it was terminating the revolving credit facility under the Credit Agreement dated as of February 3, 2012 (as amended from time to time, the “Credit Agreement”) among the Company, the institutions from time to time party thereto as Lenders (the “Lenders”), and Barclays Bank PLC.  The Credit Agreement provided for a $175 million revolving credit facility and a $175 million term loan facility.  On February 28, 2013, the Company repaid the outstanding principal and accrued interest on the term loan facility using the proceeds from a preferred stock offering completed in February 2013. As of June 30, 2013, the Company had no outstanding principal obligations under the revolving credit facility or the term loan facility.  The revolving credit facility had a maturity date of February 3, 2017.

Item 7.01.	Regulation FD Disclosure.
Post Holdings, Inc. (the “Company”) is disclosing under Item 7.01 of this Current Report on Form 8-K the information included as Exhibit 99.1, which information is incorporated by reference herein. This information, which has not been previously reported or modifies previously reported information, is excerpted from a preliminary offering circular that is being disseminated in connection with the Company’s private offering of $300,000,000 in aggregate principal amount of 7.375% senior notes due 2022 (the “Notes”).
This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The information included herein, including Exhibit 99.1, shall be deemed furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 11, 2013	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibits Number	Description

99.1	Excerpts from Preliminary Offering Circular